Exhibit 99.1


                  CAM Reports 4th Quarter & Year End Results

          September Quarter Earnings Up 143% on 21% Revenue Increase

    FOUNTAIN VALLEY, Calif., Nov. 15 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) today reported revenues of $6.3 million for the three months ended September 30, 2004, compared to $5.2 million for the fourth quarter of fiscal 2003, an increase of 21%. Net income for the three months ended September 30, 2004 rose substantially to $670,000 or $0.16 per fully diluted share, compared to $276,000 or $0.08 per share for the quarter ended September 30, 2003.
    Revenues for the fiscal year ended September 30, 2004 increased 17% to $23.6 million, compared to $20.1 million for fiscal year 2003. Net income for the year rose to $2.2 million or $0.57 per fully diluted share, compared to a loss of $134,000 or ($0.04) per share for fiscal year 2003. The results for fiscal 2004 included $170,000 in additional revenue and $126,000 in net income, related to a change in the accounting estimate for payment processing revenues from the Company's X-Charge business, which was recorded in third quarter ended June 30, 2004. If the change in accounting estimate had not occurred, revenues and net income for fiscal 2004 would have been $23.5 million and $2.1 million or $0.54 per fully diluted share, respectively. The change in accounting estimate resulted from the Company's ability to better estimate the payment processing revenues based on the accumulation of sufficient historical information required to analyze trends and formulate a reasonable estimate. Prior to the change in accounting estimate, payment processing revenues were recognized on a cash basis due to the lack of historical information available to make a reliable estimate.
    As of September 30, 2004, cash and marketable securities rose to $17.7 million or $4.71 per outstanding share, compared to $12.4 million or $3.82 per outstanding share at the beginning of the year. The company remains debt free.
    The operating results included income tax provision for the State of California based on California's suspension of the use of net operating loss carryforwards. The Company did not pay Federal income taxes during the September quarter, or fiscal year due to the use of net operating loss carryforwards. The Company expects to have both federal and state income tax provision in fiscal 2005.
    "This past year was the most gratifying and rewarding in our history," stated Geoff Knapp, Chairman and CEO of CAM Commerce Solutions. "We succeeded on all levels and the financial results speak for themselves. Our traditional systems business saw revenue growth of approximately 10%, while our X-Charge payment processing revenues grew 132% over the prior year. The increase in higher margin, recurring revenues resulted in an overall gross margin increase of 4% over the prior year. While SG&A expenses rose 6%, most of the increase is attributable to higher sales commissions paid on higher system and X-Charge revenues. We exceeded all of our financial goals for the year, and more importantly we have proven that we have built a business model which works well and that we can build on for the foreseeable future."
    Mr. Knapp further stated, "Not only were our financial results excellent this past year, we also released significant new versions of nearly all our software products that will be very meaningful for our customers in helping them to be better retailers. This puts us in an enviable position in the market as we move into 2005 with the goal of leveraging what we have built into increased market share and continually improving financial performance."


     Calculation of Cash and Marketable Securities Per Share

                                              SEPTEMBER 30      SEPTEMBER 30
                                                  2004              2003

      Cash and cash equivalents                $16,591,000       $10,889,000
      Marketable available-for-sale
       securities                                1,109,000         1,541,000
      Total cash and marketable securities
       (numerator)                             $17,700,000       $12,430,000
      Shares outstanding (denominator)           3,754,000         3,253,000
      Cash and marketable securities per
       share                                         $4.71             $3.82


     Calculation of the Effect of Change in Accounting Estimate

                                                              TWELVE MONTHS
                                                            SEPTEMBER 30, 2004

     Revenues                                                  $23,634,000
     Effect of change in accounting estimate                      (170,000)
     Revenues without change in accounting estimate            $23,464,000

     Net income                                                 $2,241,000
     Effect of change in accounting estimate                      (126,000)
     Net income without change in accounting estimate           $2,115,000
     Diluted net income per share                                    $0.57
     Diluted net income per share without change in
      accounting estimate                                            $0.54
     Shares used in computing diluted net income per
      share                                                      3,937,000

    About CAM Commerce Solutions
    CAM Commerce Solutions, Inc. provides total commerce solutions for traditional and web retailers that are based on the Company's open architecture software products for inventory management, point of sale, sales transaction processing, accounting, and payment processing. These solutions often include hardware, installation, training, service, and payment processing services provided by the Company. You can visit CAM Commerce Solutions at www.camcommerce.com.

    Important Information
    The statements made in this news release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected", and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations, and the company expressly does not undertake any duty to update forward-looking statements which speak only as of the date of this news release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission could affect the forward looking statements contained in this news release.


                         CAM COMMERCE SOLUTIONS, INC.
                      CONDENSED STATEMENT OF OPERATIONS
                    (In thousands, except per share data)

                                      THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                      SEPT. 30   SEPT. 30   SEPT. 30  SEPT. 30
                                        2004       2003       2004     2003
    REVENUES
      Net hardware, software and
       installation revenues           $3,788     $3,269    $14,420  $13,072
      Net service revenues              1,405      1,390      5,541    5,474
      Net payment processing revenues   1,069        507      3,673    1,583
          Total net revenues            6,262      5,166     23,634   20,129
    COSTS AND EXPENSES
      Cost of hardware, software
       and installation revenues        1,787      1,614      7,015    6,452
      Cost of service revenues            514        497      2,035    2,045
      Cost of payment processing
       revenues                            90         38        224      119
          Total cost of revenues        2,391      2,149      9,274    8,616
      Selling, general and
       administrative expenses          2,961      2,495     10,872   10,255
      Research and development
       expenses                           372        298      1,508    1,648
          Total costs and operating
           expenses                     5,724      4,942     21,654   20,519
    Operating income (loss)               538        224      1,980     (390)
    Interest income                       111         71        361      280
    Income (loss) before provision
     for income taxes                     649        295      2,341     (110)
    Provision (benefit) for income
     taxes                                (21)        19        100       24
    Net income (loss)                    $670       $276     $2,241    $(134)

    Basic net income (loss) per share   $0.18      $0.09      $0.63   $(0.04)

    Diluted net income (loss) per
     share                              $0.16      $0.08      $0.57   $(0.04)

    Shares used in computing basic
     net income (loss) per share        3,745      3,220      3,543    3,143

    Shares used in computing diluted
     net income (loss) per share        4,197      3,440      3,937    3,143


                         CAM COMMERCE SOLUTIONS, INC.
        CONDENSED BALANCE SHEETS(In thousands, except per share data)

                                                  SEPTEMBER 30    SEPTEMBER 30
                                                      2004            2003

    ASSETS
    Current assets:
      Cash and cash equivalents                      $16,591         $10,889
      Marketable available-for-sale securities         1,109           1,541
      Accounts receivable, net                         1,919           1,214
      Inventories                                        361             272
      Other current assets                               137             102
    Total current assets                              20,117          14,018

    Property and equipment, net                          639             710
    Intangible assets, net                               679             908
    Other assets                                          80             305
    Total assets                                     $21,515         $15,941


    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                                  $550            $518
      Accrued compensation and related
       expenses                                        1,093             687
      Deferred service revenue and customer
       deposits                                        1,628           1,455
      Other accrued liabilities                          357             263
      Total current liabilities                        3,628           2,923
    Stockholders' equity:
      Common stock, $.001 par value; 12,000
        shares authorized, 3,754 shares issued
        and outstanding at September 30, 2004
        and 3,253 at  September 30, 2003                   4               3
      Paid-in capital                                 16,919          14,271
      Accumulated other comprehensive income               2              23
      Retained earnings (accumulated deficit)            962          (1,279)
      Total stockholders' equity                      17,887          13,018
    Total liabilities and stockholders' equity       $21,515         $15,941

SOURCE  CAM Commerce Solutions, Inc.
    -0-                             11/15/2004
    /CONTACT: Mathew Hayden of Hayden Communications, Inc., +1-858-456-4533, for CAM Commerce Solutions, Inc./
    /Web site:  http://www.camcommerce.com /
    (CADA)

CO:  CAM Commerce Solutions, Inc.
ST:  California
IN:  ITE ECM CPR
SU:  ERN